Exhibit 10.54

Confidential Treatment Requested.

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9th AMENDMENT TO CREDIT CARD PROGRAM AGREEMENT

This 9th Amendment to Credit Card Program Agreement (the “9th Amendment”) is entered into this 30th day of December 2008 by and among The Neiman Marcus Group, Inc. and Bergdorf Goodman, Inc. on the one hand, and HSBC Private Label Corporation (formerly, Household Corporation) and HSBC Bank Nevada, N.A. on the other hand, to that certain Credit Card Program Agreement, dated June 8, 2005 (as amended, the “Agreement”), among the foregoing parties. The 9th Amendment shall have an effective date as of November 21st, 2008. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

1. In Section 1.1 of the Agreement, the following sentence shall be added at the end of the definition for “Average Interest Free Receivables”: “Average Interest Free Receivables does not include interest free Accounts that do not bear interest subject to NMG Transactions made pursuant to the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704 (as defined below).”

2. In Section 1.1 of the Agreement, the following sentence shall be added at the end of the definition for “Gross Financing Income”: “The Merchant Discount payable by NMG to Bank pursuant to the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704 shall be included in the calculation of Gross Financing Income, and therefore, shall be included in the calculation of Variable Break-Even Margin.”

3. The following new defined term shall be added in Section 1.1. of the Agreement in the appropriate alphabetical order: “Six (6) Month No Interest/No Payment Promotion Credit Plan #30704 means a promotional offer made to Cardholders for specific NMG Transactions whereby the Account shall not bear interest for such specific NMG Transactions, and the Cardholder shall not be required to make a payment towards the cost of such Card Sale, for a period of six months from the date of such purchase.  The Parties shall mutually determine which NMG Transactions qualify for this promotional offer.  NMG may run other no interest/no payment promotions with 6 month durations that utilize different credit plan numbers, which would be excluded from a Merchant Discount assessment.”

4. The following sentence shall be added at the end of Section 4.11 of the Agreement, Interest Free Accounts: “For the avoidance of doubt, interest free Accounts that do not bear interest subject to NMG Transactions made pursuant to the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704, which the Parties have mutually agreed to offer, shall not be included in the calculation of High Collar or Low Collar, and the cost of maintaining these shall not be borne solely by Bank; instead, NMG shall be assessed a Merchant Discount on NMG Transactions made pursuant to the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704 in an amount of [***].”

5. Section 8.7 of the Agreement, No Merchant Discount, is hereby deleted and replaced with the following: ‘‘None of NMG, its Affiliates or the Retail Merchants shall be required to pay any Merchant Discount on any NMG Transaction, except when NMG Transactions are placed on the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704.  In such instances, during the Term, NMG shall be assessed a Merchant Discount of [***].  Furthermore, NMG shall be entitled to a refund of the Merchant Discount if the NMG Transaction subject to the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704 is canceled or the Goods are returned or canceled within sixty (60) days of the date of the Card Sale. Other than NMG Transactions subject to the Six (6) Month No/Interest Payment Promotion Credit Plan #30704, Bank shall directly process the NMG Transactions such that the Retail Merchants do not incur any merchant acquirer/processor or similar fees, including but not limited to no interest/no payment promotions of six months that have a different credit plan number.”

6. A new Section 4.12 shall be added to the Agreement as follows:

“4.12 Six (6) Month No Interest/No Payment Credit Plan #30704.  Each calendar quarter, NMG and HSBC will review the terms relating to the Six (6) Month No Interest/No Payment Promotion Credit Plan #30704

and attempt to mutually agree on whether to continue offering the plan and on any revised terms that are appropriate in connection therewith. If the parties cannot agree as to whether to continue offering the plan and on the terms governing such plan going forward, either party may discontinue the offering of such plan effective at the beginning of the next calendar quarter, beginning on April 1, 2009.”

AGREED TO AND EXECUTED on this the 30th day of December 2008.

HSBC BANK NEVADA, N.A.		HSBC PRIVATE LABEL CORPORATION

By:	/s/ Brian D. Hughes	By:	/s/ Brian D. Hughes
	Title: Executive Vice President		Title: Executive Vice President

THE NEIMAN MARCUS GROUP, INC.		BERGDORF GOODMAN, INC.

By:	/s/ William S. Hough	By:	/s/ Nelson A. Bangs
	Title: VP Credit Services		Title: Vice President